EXHIBIT 10.66

Melissa H. Anderson
EVP, Administration & CHRO
Duke Energy Corporation
550 South Tryon Street (DEC 48)
Charlotte, NC 28202

phone: 704-382-5600
fax: 980-373-8731

August 4, 2016
Mr. Frank H. Yoho
Piedmont Natural Gas Company, Inc.
4720 Piedmont Row Drive
Charlotte, NC 28210
Dear Frank:
We are looking forward to you joining Duke Energy as Executive Vice President and President, Natural Gas, reporting to the Chief Executive Officer of Duke Energy Corporation (“Duke Energy”), following the completion of the merger transaction contemplated in the Agreement and Plan of Merger by and among Duke Energy, Forest Subsidiary, Inc. and Piedmont Natural Gas Company, Inc. (“Piedmont”), dated as of October 24, 2015 (the “Merger Agreement”). Your initial compensation package, immediately following the Merger (as defined in the Merger Agreement), will be as follows:

Annual Base Salary:	$490,000
Short-Term Incentive (“STI”) Opportunity:	65% of annual base salary (pro-rated for the portion of the year after the Merger, assuming the Merger closes in 2016)
Long-Term Incentive (“LTI”) Opportunity:	150% of annual base salary, commencing with the next cycle grant, anticipated in February, 2017
One-Time Retention Award:
Cash retention award with a value of $2,300,000, which will cliff vest on the third anniversary of the Effective Time (as defined in the Merger Agreement), substantially in the form of the attached retention award agreement.

The grant of the one-time retention award is contingent upon your consent to the terms of this letter agreement, which sets forth your agreement to waive certain limited rights to terminate your employment for “Good Reason,” as defined in your Severance Agreement with Piedmont, dated September 4, 2007 (“Severance Agreement”) and your Performance Unit Award Agreement dated December 10, 2015 granted under the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan for the performance period beginning November 1, 2015 and ending October 31, 2018, as converted into a Duke Energy stock award pursuant to the Merger Agreement (“2018 Performance Shares”).

You acknowledge and agree that neither the acceptance of the position described in this letter agreement nor your continued employment in such position on and after the Effective Time shall constitute Good Reason for purposes of the Severance Agreement or your 2018 Performance Shares. Additionally, you hereby waive any right to terminate your employment for Good Reason under the Severance Agreement and your 2018 Performance Shares as a result of (i) a change in your status, position or responsibilities, including your duties, position, reporting responsibilities, titles or offices, or alteration in the nature or status of your responsibilities, in connection with becoming the Executive Vice President and President, Natural Gas; and (ii) a change in your compensation and employee benefits due to you becoming a participant in Duke Energy’s compensation and employee benefit plans following the Effective Time; provided that your base salary, STI opportunity and LTI opportunity is no less than the levels described above and you participate in compensation plans and employee benefit plans substantially similar to those of similarly-situated executives of Duke Energy. This letter agreement shall become effective upon, and subject to the occurrence of, the Effective Time.
Except as provided in this letter agreement, the Severance Agreement and 2018 Performance Shares shall continue in accordance with their terms, and this letter agreement does not waive your right to terminate your employment for Good Reason under the Severance Agreement and 2018 Performance Shares for a reason other than the specific reasons set forth herein. Please understand your compensation package with Duke Energy will only become effective upon approval by the Compensation Committee. Should you have any questions regarding your proposed employment with Duke Energy, please do not hesitate to contact me.

Sincerely,
DUKE ENERGY CORPORATION

/s/ MELISSA H. ANDERSON____________________________
Melissa H. Anderson                        Date: August 23, 2016
Executive Vice President, Administration and CHRO

ACKNOWLEDGED AND AGREED:

/s/ FRANKLIN H. YOHO______________________________________
Franklin H. Yoho                        Date: August 8, 2016